UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):    January 31,   2010

Wind Works Power Corp.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

333-113296	98-0409895
(Commission File Number)	(IRS Employer Identification No.)

346 Waverley Street

Ottawa, Ontario Canada

K2P 0W5

                (Address of Principal Executive Offices)

                                (613)  226-7883

Copies to:

Jeffrey G. Klein, Esq.

2600 North Military Trail, Suite 270

Boca Raton, Florida  33431

(Registrant’s Telephone Number, Including Area Code)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Forward Looking Statements

     Certain  statements  included  in this Form 8-k regarding  Wind Works Power Corp.  ( the “Company”) that are not  historical  facts are  forward-looking statements,  including  the  information  provided  with  respect  to the future business  operations  and  anticipated  operations  of the Company.    These forward-looking  statements are based on current expectations, estimates,  assumptions and beliefs of management,  and words such as "expects," "anticipates,"   "intends,"   "plans,"   "believes,"   "estimates"  and  similar expressions  are intended to identify  such  forward-looking  statements.  These forward-looking  statements involve risks and uncertainties,  including, but not limited  to,  the  success  of our  current  or  proposed  business  activities.  Accordingly, actual results may differ.

Section1-Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

As reported on the Form 8-K  filed  with the Securities and Exchange Commission on October 27, 2009   Wind Works Power Corp.  (the “Company”) entered into a Share Exchange Agreement (the “Agreement”)with Zero Emission People , LLC (“Zero Emission”) which provides in part for us to acquire all of the outstanding equity interest in consideration for the issuance of 31 million shares of our common stock.  The common stock will be issued pursuant to the following schedule:

o

5,000,000 shares of common stock on January 15, 2010

o

9,000,000 shares of common stock on August 15, 2010

o

9,000,000 shares of common stock on August 15, 2011

o

8,000,000 shares of common stock on August 15, 2012

The closing of the transaction was subject to certain conditions, including but not limited to, the delivery by Zero Emission of audited financial statements prepared in accordance with United States GAAP.   The closing of the transaction occurred on January 31, 2010 upon the satisfaction of all closing conditions.

Item 2.01 Completion of Acquisition or Disposition of Assets.

Description of Zero Emission.

                Zero Emission is a Delaware limited liability company.  It was incorporated on May 1, 2008 by our  current CEO, Dr. Ingo Stuckmann.  Zero Emission began its commercial operations in July 2008 when Zero Emission acquired an early stage wind farm project  located near Bethany, Ontario. A second 10 megawatt (“MW”) wind farm was also acquired near Maxville, Ontario.   Since then, Zero Emission  has acquired options  to acquire equity interests  in nine additional wind farms located  in Ontario, Canada, Illinois and Montana.

 A wind farm project is a term commonly uses for land on which a developer has obtained  easements,  lease options or agreements  for the planning, construction and operation of a wind farm. In many cases   a developer has  begun further developmental work on the wind farm such as interconnection assessment, resource assessment or environmental studies.

To date Zero Emission has not generated any revenues.

Zero Emission currently maintains equity positions in 11 wind farms. These wind farms were acquired from Sunbeam LLC and Global Wind Harvest LLC.  Both Global and Sunbeam are affiliates of Zero Emission.  Zero Emission is obligated to issue shares of our common stock in consideration for the acquisition of the equity interests from both Sunbeam and Global Wind Harvest, both of which are affiliates of Zero Emission .  Our current chief executive offier,  Dr.  Ingo Stuckmann formerly served as managing member for  Sunbeam, LLC and Global Winds Harvest, LLC.

Following is a brief description of the various wind projects currently under development by Zero Emission

1.

Grey Highlands Wind Park: 100% interest in a 10 MW* project 25kms south of Georgian Bay, Ontario, Canada which is a superb location for wind resource, as the area benefits greatly from the westerly winds crossing from Lake Huron.  Annual mean wind speeds are modeled at over 6.5 meters per second at an 80 meter hub height. Environmental studies are near completion and the project is eligible for a Feed-in Tariff (“FIT”) application during the Ontario Power Authority launch period.  The company submitted an application for the FIT Power Purchase Contract fixed at a basic rate of C$135.00/MWh, that can potentially be increased to C$145.00/MW under certain conditions (community or aboriginal price adder), over a 20-year term on November 30, 2009.**

2.

Snowy Ridge Wind Park is a 10 MW project in the vicinity of the village of Bethany, Ontario.  The project has been developed in an area of high elevation that can optimize the wind resources to their maximum.   Annual mean wind speeds are measured at over 6.7 metres per second at an 80 metre hub height.  The company submitted an application for the FIT Power Purchase Contract fixed at a basic rate of C$135.00/MWh, that can potentially be increased to C$145.00/MW under certain conditions (community or aboriginal price adder), over a 20-year term on November 29, 2009.* *

3.

Grand Prairie Wind Park: 100% interest in a 75 MW project located in the state of Illinois. . This project has been developed in an area of crop fields that can optimize the wind resources. Annual mean wind speeds are measured at over 7 meters per second at a 100 m hub height.

a.

Interconnection: System Impact Study stage;

b.

 Land Acquisition: 3,000 acres secured;

c.

 Environmental Screening: preliminary data suggest no significant impact expected;

d.

PPA: application pending system impact study;

1.

Baker Wind Park: 90% interest in a 200MW project located in the state of Montana.   This project has been developed in an area of crop fields that can optimize the wind resources. Annual mean wind speeds are measured at over 8 meters per second at an 80 m hub height.

a.

Interconnection: System Impact Study stage;

b.

 Land Acquisition: 5,000 acres secured;

c.

 Environmental Screening: preliminary data suggest no significant impact expected;

d.

PPA: application pending system impact study;

1.

Polar Bear Wind Park: 50% interest (with an option to increase to 100%) in a 20MW project located in Ontario, Canada. Annual mean wind speeds are measured at over 8 meters per second at an 80 m hub height. Environmental studies are near completion and the project is eligible for a Feed-in Tariff application during the Ontario Power Authority launch period.  The company submitted an application for the FIT Power Purchase Contract fixed at a basic rate of C$135.00/MWh, that can potentially be increased to C$145.00/MW under certain conditions (community or aboriginal price adder), over a 20-year term on November 29, 2009.*

2.

Pleasant Bay Wind Park: 50% interest (with an option to increase to 100%) in a 20MW project located in an area just north of the shores of Lake Ontario that has one of the best wind regimes in Ontario. Annual mean wind speeds are modeled at over 8.0 meters per second at an 80 m hub height. Environmental studies are near completion and the project is eligible for a Feed-in Tariff application during the Ontario Power Authority launch period.  The company submitted an application for the FIT Power Purchase Contract fixed at a basic rate of C$135.00/MWh, that can potentially be increased to C$145.00/MW under certain conditions (community or aboriginal price adder), over a 20-year term on November 29, 2009.*

3.

Settlers Landing Wind Park: 100% interest in a 10MW project located near Pontypool, Ontario, Canada. This project has been developed in an area of high elevation. Annual mean wind speeds are modeled at over 6.8 meters per second at an 80 m hub height. Environmental studies are near completion and the project is eligible for a Feed-in Tariff application during the Ontario Power Authority launch period. The company submitted an application for the FIT Power Purchase Contract fixed at a basic rate of C$135.00/MWh, that can potentially be increased to C$145.00/MW under certain conditions (community or aboriginal price adder), over a 20-year term on November 29, 2009.*

4.

Zorra Wind Park: 50% interest (with an option to increase to 100%) in a 10MW project located northwest of Woodstock, Ontario, Canada. Annual mean wind speeds are modeled at over 7.0 meters per second at an 80 m hub height. Environmental studies are near completion and the project is eligible for a Feed-in Tariff application during the Ontario Power Authority launch period.  The company submitted an application for the FIT Power Purchase Contract fixed at a basic rate of C$135.00/MWh, that can potentially be increased to C$145.00/MW under certain conditions (community or aboriginal price adder), over a 20-year term on November 29, 2009.*

5.

Clean Breeze Wind Park: 50% interest (with an option to increase to 100%) in a 10MW project located in Ontario, Canada in the Northumberland Hills. This project has been developed only 5kms from the north shore of Lake Ontario in an area of high elevation that can optimize the wind resources to a maximum. Annual mean wind speeds are measured at over 6.7 meters per second at an 80 m hub height. Environmental studies are near completion and the project is eligible for a Feed-in Tariff application during the Ontario Power Authority launch period.  The company submitted an application for the FIT Power Purchase Contract fixed at a basic rate of C$135.00/MWh, that can potentially be increased to C$145.00/MW under certain conditions (community or aboriginal price adder), over a 20-year term on November 30, 2009.*

6.

Whispering Woods Wind Park: 50% interest (with an option to increase to 100%) in a 10MW project located near Millbrook, Ontario, Canada. Annual mean wind speeds are modeled at over 6.7 meters per second at an 80 m hub height. Environmental studies are near completion and the project is eligible for a Feed-in Tariff application during the Ontario Power Authority launch period.  The company submitted an application for the FIT Power Purchase Contract fixed at a basic rate of C$135.00/MWh, that can potentially be increased to C$145.00/MW under certain conditions (community or aboriginal price adder), over a 20-year term on November 29, 2009.*

7.

Cloudy Ridge / Skyway 126 Wind Park :  70% interest in a 10 MW project located in Grey Highlands Township, Ontario, Canada on the north eastside of the Garafraxa Plateau.  Annual mean wind speeds are measured at over 7.0 meters per second at a 100 meter hub height. The company submitted an application for the FIT Power Purchase Contract fixed at a basic rate of C$135.00/MWh, that can potentially be increased to C$145.00/MW under certain conditions (community or aboriginal price adder), over a 20-year term on November 30, 2009

* Wind development determines the MW capacity of a project.  Generally, MW for  projects are decided as follows: Generally, the location (land) where the wind farm is located allows for a certain number of turbines to be fitted on to the projects land due to setbacks from houses roads and other buildings or infrastructure  items. Also turbines create a noise parameter which circles out a portion of the land and which parameter has to be fitted in with the setbacks towards any structure.  (Generally, in Ontario at least 550m from a house. Most ordinances prohibit more than 45 decibel in an  inhabited  structure at any time). Wind turbines have a nameplate capacity of generally 1.5-2.5 MW.  By using the  land and the turbine model you create a layout which is used to determine whether  these turbines fit within  the layout and how many turbine sites must be secured  under an easement agreement.  ** Owned by Zero Emission at the time acquired by Wind Works.

WIND POWER

Industry Overview

In today’s society, wind power and alternative energy are becoming a fast growing energy source along with the “Go Green” attitude.  Renewable energy is produced using resources that are naturally replenished, such as wind, sunlight, geothermal heat, tides and biofuels. Technologies that produce energy from these renewable sources (other than biofuels) are often referred to as “clean” or “green” as they produce few, if any, pollutants that negatively impact the environment. Comparatively, fossil fuels such as coal, natural gas and oil are exhaustible and release greenhouse gases such as carbon dioxide or other pollutants into the atmosphere during energy production. As a result of increased environmental awareness, the deployment of renewable energy technologies has grown rapidly during the past several years. According to the Energy Information Administration, 37% of new U.S. power generation capacity in 2007 consisted of renewable technologies, compared with only 2% in 2003. This increase is expected to continue in both the United States and Canada. It is anticipated that renewable energy capacity in North America is expected to grow by a compounded annual growth rate between 9% and 11% through 2025.  At this rate, the United States and Canada could supply 25% of its electrical energy requirements with renewable energy by 2025.

Wind energy is the fastest-growing renewable energy generation technology worldwide due to its cost efficiency, technological maturity and the wide availability of wind resources. It has been suggested that wind power has the greatest potential among all renewable energy technologies for further growth in North America.  Although the United States and Canada have hydroelectric and geothermal resources, many potential hydroelectric sites have already been developed and geothermal production is confined by geographical limitations to only certain areas.  In contrast, the available untapped wind resources across North America remains vast. Additionally, other renewable energy technologies, such as solar power, are currently less economically attractive than wind energy, and others, such as biofuels, emit particulates which have a greater negative impact on the environment than wind energy.

Wind Energy Fundamentals

The term “wind energy” refers to the process used to generate electricity through wind turbines. The turbines convert wind’s kinetic energy into electrical power by capturing it with a three blade rotor mounted on a nacelle that houses a gearbox and generator. When the wind blows, the combination of the lift and drag of the air pressure on the blades spins the blades and rotor, which turns a shaft through the gearbox and generator to generate electricity.

Wind turbines are typically grouped together in what are often referred to as “wind parks.” Electricity from each wind turbine travels down a cable inside its tower to a collection point in the wind park and is then transmitted to a substation for voltage step-up and delivery into the electric utility transmission network, or “grid.” Today’s wind turbines can efficiently generate electricity when the wind speed is between 11 and 55 miles per hour.

A key factor in the success of any wind park is the wind resource at the site. Extensive studies of historical weather and wind patterns have been performed across North America and many resources, in the forms of charts, graphs and maps, are available to wind energy developers. The most attractive wind park sites offer a combination of land accessibility, power transmission, and strong winds.

When wind energy developers identify promising sites, they perform detailed studies to provide greater certainty with respect to the long-term wind characteristics at the site and to identify the most effective turbine strategy. The long-term annual output of a wind park is assessed through the use of on-site wind data, publicly available reference data and sophisticated software. Wind speeds are estimated in great detail for specific months, days or even hours, and are then correlated to turbine manufacturers’ specifications to identify the most efficient turbine for the site. Additional calculations and adjustments for turbine availability (which is principally affected by planned and unplanned maintenance events), wake effects (wind depletion caused by turbines sited upwind), blade soiling and icing and other factors are made to arrive at an estimate of net expected annual kilowatt hour electricity production at the site.

  Growth in Wind Energy

The growth in wind energy will likely continue due to a number of key factors, including:

·	Increases in electricity demand coupled with the rising cost of fossil fuels used for conventional energy generation resulting in increases in electricity prices;

·	Heightened environmental concerns, creating legislative and popular support to reduce carbon dioxide and other greenhouse gases;

·	Regulatory mandates as well as government tax incentives.

·	Improvements in wind energy technology;

·	Increasing obstacles for the construction of conventional fuel plants; and

·	Abundant wind resources in attractive energy markets.

Wind energy, which has no fuel costs, has become much more competitive by comparison to traditional electricity generation sources, and has grown dramatically relative to other non-hydroelectric renewable sources (including biofuels, geothermal and solar) in recent years.  Wind energy also offers an attractive method of managing commodity price risk while maintaining strict environmental standards, as it provides a stable, affordable hedge against the risk of increases in the price of coal, natural gas and other fuels over time. Increasing the use of wind energy also has the fuel benefit of lowering overall demand for natural gas, particularly during winter peak demand.

Concerns over the recent volatility in fuel prices, coupled with the significant dependence on fossil fuels, has been and will continue to be a factor in the political and social movement towards greater use of clean energy.

 Heightened Environmental Concerns, Creating Legislative and Popular Support to Reduce Carbon Dioxide and Other Greenhouse Gases

The growing concern over global warming caused by greenhouse gas emissions has also contributed to the growth in the wind energy industry. According to the Intergovernmental Panel on Climate Change Fourth Assessment Report, experts have noted that eleven of the last twelve years (1995–2006) rank among the warmest years since 1850. Additionally, the global average sea level has risen at an average rate of 1.8 millimeters per year since 1961 and at 3.1 millimeters per year since 1993, due to the melting of glaciers, ice caps and polar ice sheets, coupled with thermal expansion of the oceans. The importance of reducing greenhouse gases has been recognized by the international community, as demonstrated by the signing and ratification of the Kyoto Protocol, which requires reductions in greenhouse gases by the 177 (as of March 2008) signatory nations (not including the United States).

Substituting wind energy for traditional fossil fuel-fired generation would help reduce CO2 emissions due to the environmentally-friendly attributes of wind energy. According to the Energy Information Administration, the United States had the highest CO2 emissions of all countries in the world in 2005, contributing approximately 20% of the world’s CO2 emissions. Since 1990, CO2 emissions from the United States’ electric power industry have increased by a cumulative amount of 27%, from 1.9 billion metric tons to 2.5 billion metric tons.

Environmental legislation and regulations provide additional incentives for the development of wind energy by increasing the marginal cost of energy generated through fossil-fuel technologies. Such legislation and regulations have been designed to, for example, reduce ozone concentrations, particulate emissions, haze and mercury emissions and can require conventional energy generators to make significant expenditures, implement pollution control measures or purchase emissions credits to meet compliance requirements. These measures have increased fossil fuel-fired generators’ capital and operating costs and put upward pressure on the market price of energy. Because wind energy producers are price takers in energy markets, these legislative measures effectively serve to make the return on wind energy more attractive relative to other sources of generation.

It is anticipated that there is significant support to enact legislation that will attempt to reduce the amount of carbon produced by electrical generators. Although the ultimate form of legislation is still being debated, the two most likely alternatives are (i) a direct emissions tax or (ii) a cap-and-trade regime. We believe either of these alternatives would likely result in higher overall power prices, as the marginal cost of electricity.

 Improvements in Wind Energy Technology

Wind turbine technology has improved considerably in recent years with significant increases in capacity and efficiency. Multiple types and sizes of turbines are now available to suit a wide range of wind resource characteristics and landscapes. Modern wind turbines are capable of generating electricity for 20 to 30 years.

There have been two major trends in the development of wind turbines in recent years:

·

According to the Danish Wind Industry Association and the U.S. Department of Energy, individual turbine capacity has increased dramatically over the last 25 years, with 30 kW machines that operated in 1980 giving way to the 1.5 MW machines that are standard today; and

·

Wind park performance has improved significantly, according to the U.S. Department of Energy, as turbines installed in 2004 through 2006 averaged a 33%-35% net capacity factor (the ratio of the actual output over a period of time and the output if the wind park had operated at full capacity over that time period) as compared to the 22% net capacity factor realized by turbines installed prior to 1998.

Additionally, as wind energy technology has continued to improve, according to AWEA, the capital cost of wind energy generation has fallen by approximately 80% over the past 20 years.

Increasing Obstacles for the Construction of Conventional Fuel Plants

In addition to the impediments presented by the extensive and growing environmental legislation, new power plants that use conventional fuels, such as coal and nuclear technologies, face a difficult, lengthy and expensive permitting process. Furthermore, increasing opposition from public environmental groups towards coal-fired power plants, coupled with rising construction costs, contributed to the cancellation of many planned coal plants in 2007. Traditional energy developers and utilities are likely to face permitting and restricted supply issues in the future. As a result, alternative energy sources such as wind will need to be developed to meet increasing electricity demand and will be able to capitalize on the resulting higher energy prices.

Abundant Wind Resources in Attractive Energy Markets

The potential for future growth in the North American wind energy market is supported by the large land area available for turbine installations and the availability of significant wind resources. According to AWEA,

 Wind energy project revenues are highly dependent on suitable wind and associated weather conditions.

The energy and revenues generated at a wind energy project are highly dependent on climatic conditions, particularly wind conditions, which are variable and difficult to predict. Turbines will only operate within certain wind speed ranges that vary by turbine model and manufacturer, and there is no assurance that the wind resource at any given project site will fall within such specifications.  Even after undertaking studies to determine the feasibility of a project, actual climatic conditions at a project site, particularly wind conditions, may not conform to the findings of these wind studies, and, therefore, wind energy projects may not meet anticipated production levels, which could adversely affect forecasts.  In addition, global climate change could change existing wind patterns; such effects are impossible to predict.

Tornados, lightning strikes, floods, severe storms, wildfires or other exceptional weather conditions or natural disasters could damage wind energy projects and related facilities and decrease production levels. These events could have a material adverse effect on the operations of any wind farm.

 Environmental Regulation

Wind park development activities are subject to various government environmental laws and regulations, primarily including environmental impact review requirements and regulations governing the discharge of fill materials into protected wetlands. The impact of these laws and regulations on the development, construction and operation of wind parks is site specific and varies depending upon the location and design of the wind park and the relevant regulations.   Potential regulation may require an evaluation us to evaluate the potential environmental impacts caused by wind parks, including assessments of visual and noise impacts, effects on wildlife (primarily birds and bats) and impacts to historical and cultural resources, and to implement measures to mitigate those impacts to the extent practicable. Additional regulation may be imposed with respect to the operations of the wind parks by setting limits on the use of local roads, setback requirements and noise standards. Failure to comply with these requirements or with other regulatory standards may result in the denial of required permits that are required for construction or operation or become subject to regulatory enforcement actions.  Legal challenges or enforcement actions, even if ultimately defeated, can result in substantial delays in the completion of a wind park and may have a material adverse effect on business, results of operations and financial condition.

Wind parks need to be designed to have minimal operational impact on the environment. Operation of a wind park does not produce significant wastes, generate air emissions or result in wastewater discharges. While most of our environmental regulatory obligations arise during or prior to the construction stage for some wind parks, significant environmental obligations may still exist even after construction is complete.   For example, wind parks may be required to monitor impacts on avian species and to adopt mitigating measures if substantial impacts are determined. In most cases, the precise nature of this potential mitigation is not specified in the wind parks’ permits.   Wind parks may also be required to mitigate for damage to or loss of wetland areas which, in some instances, may not be completed for several years after the wind park is constructed.

Management believes that there is tremendous opportunity in entering the renewable energy field.  However, any undertaking of this kind will require an infusion of capital and/or a strategic partner.

Employees:

 Except for its officers,  Zero Emission has no employees.

Description of Property:

With the acquisition of Zero Emission, Zero Emission will share office space with Wind Works  in Ottawa, Ontario.

\

Legal Proceedings

   From time to time,  Zero Emission  may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.  Zero Emission  is not currently aware of any such legal proceedings or claims that it believes will have, individually or in the aggregate, a material adverse affect on our business, financial condition or operating results.

RISK FACTORS

The risks and uncertainties described below are not the only ones facing the Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business could be materially adversely affected. In such case, the Company may not be able to proceed with its planned operations and your investment may be lost entirely.

We are dependent on our new management team.

Except for W. Campbell Birge, we have replaced former management and installed a new Board of Directors.  We will be substantially dependent upon Dr. Ingo Stuckmann, our new chief executive officer, Dr. Thomas Tschiesche, a board member, and J.C. Pennie, the Chairman of our Board of Directors.  These individuals have been actively involved in the wind power industry.  However, only Mr. Pennie has experience in running a public company.  The business contacts and relationships that we hope to secure are predominantly those of Dr. Stuckmann, Dr. Tschiesche and Mr. Pennie.  Our business would be materially and adversely affected if their services would become unavailable to us. We cannot assure you that these individuals will continue to be available to us.   We do not maintain key man insurance.

Our executive officers, board of directors and key employees are crucial to our business, and we may not be able to recruit, integrate and retain the personnel we need to succeed.

Our success depends upon a number of key management, sales, technical and other critical personnel, including our executive officers, our board of directors and key employees with expertise in the industry. The loss of the services of any key personnel, or our inability to attract, integrate and retain highly skilled technical, management, sales and marketing personnel could result in significant disruption to our operations, including our inability or limited success in locating new sites, effectiveness of sales efforts, quality of customer service, and completion of our initiatives, including growth plans and the results of our operations. Any failure by us to find suitable replacements for our key senior management may be disruptive to our operations. Competition for such personnel in the technology industries is intense, and we may be unable to attract, integrate and retain such personnel successfully.

 We may have to depend on outside advisors for some of our primary business operations.

To supplement the business experience of our officers and directors, we may be required to employ accountants, technical experts, appraisers and attorneys or engage other consultants or advisors. The selection of any such advisors will be made by our officers without any input from stockholders. Furthermore, it is anticipated that such persons may be engaged on an “as needed” basis without a continuing fiduciary or other obligation to us. In the event management considers it necessary to hire outside advisors, they may elect to hire persons who are affiliates, if they are able to provide the required services.

We have no operating history in the wind power industry.

We have no history in the wind power industry nor in assembling wind farms.  We were not successful in developing our mining operations and there can be no assurance that our new business   venture will prove successful.  As such there is no  history of developing or managing wind farms  which you can use to evaluate our business. Our prospects for success must be considered in the context of a new company in a developing industry. The risks we face include developing and acquiring wind farms, compliance with significant regulation, reliance on third parties, operating in a competitive environment. If we are unable to address all of these risks, our business, results of operations and financial condition may suffer.

Revenues from the sale or lease of our wind farms will be subject to fluctuating market prices for energy and capacity.

The revenues that can be generated by wind farms depend on market prices of energy in competitive energy markets. Market prices for both energy and capacity are volatile and depend on numerous factors outside our control including economic conditions, population growth, electrical load growth, government and regulatory policy, weather, the availability of alternate generation and transmission facilities, balance of supply and demand, seasonality, transmission and transportation constraints and the price of natural gas and alternative fuels or energy sources. These factors will impact the value of our wind farms.

There are a small number of wind turbine manufacturers, and increased demand may lead to difficulty in obtaining wind turbines and related components at affordable prices or in a timely manner.

We will not purchase wind turbines. However, there are only a small number of companies that have the expertise and access to the necessary components to build multi-megawatt class wind turbines. The rapid growth in the aggregate worldwide wind energy industry has created significantly increased demand for wind turbines and their related components that was currently not being adequately satisfied by suppliers in 2008. Wind turbine suppliers had significant supply backlogs, which tend to drive up prices and delay the delivery of ordered wind turbines and components.   The backlogs were eased in 2009, but should they occur again, our wind farms will become less attractive.

The federal government may not extend or may decrease tax incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy.

Tax incentives offered by the United States and other governments make wind energy an attractive business opportunity.  If these incentives are eliminated or reduced,   our wind farms will be less attractive to prospective purchasers.

Currently, federal tax incentives applicable to the wind energy industry currently in effect include the production tax credit (“PTC”) and business energy investment tax credit (“ITC”) together with accelerated tax depreciation for certain assets of wind farms. The  PTC provides the owner of a wind turbine placed in operation before the end of 2012 with a ten-year credit against its federal income tax obligations based on the amount of electricity generated by the wind turbine. The ITC provides a 30% credit in the form of a tax credit for property placed in service before the end of year 2012, or, alternatively, a 30% cash grant from the U.S. Treasury Department if an application is submitted by October 2011. The accelerated depreciation for certain assets of wind farms provides for a five-year depreciable life for these assets, rather than the 15 to 25 year depreciable lives of many non-renewable energy assets, with an additional 50% bonus depreciation allowed for wind energy assets placed in service by the end of 2009.

The PTC and ITC are scheduled to expire on December 31, 2012, and, unless extended or renewed by the U.S. Congress, will not be available for energy generated from wind turbines placed in service after that date. We cannot assure you that current or any subsequent efforts to extend or renew this tax incentive will be successful or that any subsequent extension or renewal will be on terms that are as favorable as those that currently exist. In addition, there can be no assurance that any subsequent extension or renewal of the PTC and/or ITC would be enacted prior to its expiration or, if allowed to expire, that any extension or renewal enacted thereafter would be enacted with retroactive effect. We also cannot assure you that the tax laws providing for accelerated depreciation of wind farm assets will not be modified, amended or repealed in the future. If the federal PTC or ITC are not extended or renewed, or are extended or renewed at lower rates, financing options for wind farms will be reduced and development plans for additional wind farms will be adversely affected.

The performance of wind farms is dependent upon meteorological and atmospheric conditions that fluctuate over time.

Identifying suitable locations for our wind farms is critical.  The production of electricity generated by wind farms will be highly dependent on meteorological and atmospheric conditions.

Site selection requires the evaluation of the quality of the wind resources based upon a variety of factors. The wind data gathered on site and data collected through other sources form the basis of wind resource projections for a wind farm’s performance.  Wind resource projections do not predict the wind at any specific period of time in the future. Therefore, even in the event where prediction of a wind farm’s wind resources becomes validated over time, the wind farm will experience hours, days, months and even years that are below wind resource predictions. Wind resource projections may not predict the actual wind resources observed by the wind farm over a long period of time. Assumptions included in wind resource projections, such as the interference between turbines, effects of vegetation and land use, and terrain effects may not be accurate. Wind resources average monthly and average time of day long-term predictions may not be accurate and, therefore, the energy wind farms produce over time may have a different value than forecast.

Operational factors may reduce energy production below projections, causing a reduction in revenue.

The amount of electricity generated by a wind farm depends upon many factors in addition to the quality of the wind resources, including but not limited to turbine performance, aerodynamic losses resulting from wear on the wind turbine, degradation of other components, icing or soiling of the blades and the number of times an individual turbine or an entire wind farm may need to be shut down for maintenance or to avoid damage due to extreme weather conditions. In addition, conditions on the electrical transmission network can impact the amount of energy a wind farm can deliver to the network. These matters will adversely impact the value of our wind farms.

The wind energy industry is extensively regulated and changes in or new regulations or delays in regulatory approval could hurt our business development.

Developing our wind farms will be subject to extensive energy and environmental regulation by federal, state and local authorities. Delay in obtaining, or failure to obtain and maintain in full force and effect, any of the regulatory approvals we need to develop our wind farms, or delay or failure to satisfy any applicable regulatory requirements, could prevent us from fully implementing our business strategy.

Various state and provincial governments may not extend or may decrease incentives for renewable energy, including wind energy, which would have an adverse impact on our development strategy.

Various types of incentives which support the sale of electricity generated from wind energy presently exist in  the United States and Canada.  These incentives  can be offered at both the state and provincial level.  We cannot assure you that governmental support for alternative energy sources in the form of RPS programs or RECs recognition and trading will continue at the state or provincial level or that the wind farms that we develop will qualify for such incentives. Any decrease in government   incentives would have an adverse impact on our development strategy.

We will need to  locate and develop new sources of wind power in a timely and consistent manner, and failure to do so would adversely affect our operations and financial performance.

Our success in the industry requires additional and continuing development to become and remain competitive.  Subject to available working capital, we expect to make substantial investments in development activities. Our future success will depend, in part, on our ability to continue to locate additional wind power sites. Developing a wind farm site is dependent upon, among other things, acquisition of rights to parcels of property and  receipt of required local, state and federal permits.   This development activity will require continued investment in order to maintain and grow our market position. We may experience unforeseen problems in our development endeavors. We may not achieve widespread market acceptance of our wind farms.  We may not meet some of these requirements or may not meet them on a timely basis. We may modify plans for the development of a wind farm. We will typically incur substantial expense in the development of wind farms. Many of these expenses, including obtaining permits and legal and other services, are incurred before we can determine whether a site is environmentally or economically feasible. After such a determination is made, significant expenses, such as environmental impact studies, are incurred. A number of factors are critical to a determination of whether a site will ultimately be developed as a wind farm including changes in regulatory environment, changes in energy prices, community opposition, failure to obtain regulatory and transmission approvals and permits. These factors could materially affect our ability to forecast operations and negatively affect our stock price, results of operations, cash flow and financial condition.

The number of desirable sites available for the development of wind farms is limited, and our inability to identify or acquire sites will limit our ability to implement our development strategy.

Wind farms can be built only in regions with suitable wind conditions. In addition, certain constraints must be taken into account in connection with the development of each wind farm. These include topographic constraints, landowners’ willingness to grant access to their land, connection capacities of the local transmission network and regulatory constraints associated with the proximity to housing, airports or protected sites.

If we cannot locate sufficient available sites on which to develop wind farms, it could have a material adverse effect on our business, results of operations, financial condition, or on our ability to implement our business strategy.

 We will face competitive pressures from a variety of competitors.

We are a small company, and we will be operating in a highly competitive market, and this competition may accelerate in the future. In both Canada and the United States, large utility companies dominate the energy production industry and coal continues to dominate as the primary resource for electricity production followed by other traditional resources such as nuclear, oil and natural gas. We expect that primary competition for the wind power industry will continue to come from utility company producers of electricity generated from coal and other non-renewable energy sources. Within the  wind power market itself, there is also a high degree of competition, with growth opportunities in all sectors of the industry regularly attracting new entrants.

There are a limited number of sites desirable for wind farms and a limited supply of wind turbines and other related equipment necessary to operate wind farm facilities. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements. They may also be able to devote greater resources to the development, promotion and sale of wind farms.  Current and potential competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of our prospective customers. It is possible that new competitors or alliances among competitors may emerge and rapidly gain significant market share. This would in turn reduce our ability to develop wind farms.

Access to, availability and cost of transmission networks are critical to development of wind farms; failure to obtain sufficient network connections for future wind farms would adversely affect our operations and financial performance.

Wind farm operators will be dependent  on electric transmission facilities owned and operated by third parties to deliver the electricity.  To the extent that these facilities are not readily available, the value of our wind farms will be adversely affected.  The capacity of the local transmission network may be limited or constrained, and the owner of the network may not allow wind farm operators to interconnect without first constructing the system upgrades that the owner requires. For this reason, we may be required   to pay some or all of the costs of upgrading the existing transmission facilities to support the additional electricity that a wind farm will be delivering into the network. The location of a wind farm in a particular area therefore depends significantly on whether it is possible to interconnect with the transmission network at a reasonable cost. Many wind farms are located in remote areas with limited transmission networks where intense competition exists for access to, and use of capacity on, the existing transmission facilities. We cannot assure you that we will obtain sufficient network connections for future wind farms within planned timetables and budgetary constraints.

Wind farms are required to meet certain technical specifications in order to be connected to the transmission network. If any wind farm does not meet, or ceases to comply with, these specifications, we will not be able to connect, to or remain connected, to the transmission network. We may also incur liabilities and penalties, including disconnection from the network, if the transmission of electricity by one or more of wind farms does not comply with applicable technical requirements. In the agreements with respect to connecting to the existing electricity transmission network between wind farms and the applicable transmission owner or operator, the transmission owner or operator retains the right to interrupt or curtail our transmission deliveries as required in order to maintain the reliability of the transmission network. We cannot assure you that our wind farms will not be adversely impacted by any such interruption or curtailment.

 Public opposition toward wind farms may make it more difficult to obtain the necessary permits and authorizations required to develop or maintain a wind farm.

Public attitude towards aesthetic and environmental impacts of wind energy projects impacts the ability to develop our wind farms. In many localities, the environmental impact review process ensures a role for concerned members of the public that can lead to changes in design or layout, extensive impact mitigation requirements, or even the rejection of a project. In such areas, local acceptance is critical to the ability to obtain and maintain necessary permits and approvals. We cannot assure you that any wind farm projects under development will be accepted by the affected population. Public opposition can also lead to legal challenges that may result in the invalidation of a permit or, in certain cases, the dismantling of an existing wind farm as well as increased cost and delays. Reduced acceptance of wind farms by local populations, an increase in the number of legal challenges or an unfavorable trend in the outcome of these challenges could prevent us from achieving our plans, which, in turn, could have a material adverse effect on our business, results of operations and financial condition.

We will  need additional capital to fund our operations and if we are not able to obtain sufficient capital, we may be forced to limit the scope of our operations.

We do  not have sufficient capital to fund our future operations.  Market conditions and other factors may not permit future financings. Our ability to arrange financing is dependent on numerous factors including general economic and market conditions, credit availability from lenders, investor confidence and the existence of regulatory and tax incentives that are conducive to raising capital. If we cannot obtain additional funding, we may be required to limit our investments in development activities, limit our marketing efforts and decrease or eliminate capital expenditures. Such reductions could materially adversely affect our business and our ability to compete.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments could dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that additional financing will be available to us or, if available, will be on terms favorable to us.

There is an absence of historical price data that you can use to evaluate the likely success of our business model.

 There is an absence of historical price data that you can use to assess the likelihood that we will be able to recoup the costs of developing the wind parks.  In addition, factors beyond our control may impact our operations including:

·	a decrease in prices of other sources of electricity, which would make electricity prices from those other sources more competitive with our wind-powered electricity generating stations,

·

additional supplies of electric energy becoming available from our current competitors or new market entrants, including the development of new generation facilities that may be able to produce energy less expensively than our wind-powered electricity generating stations,

·	additional supplies of energy or energy-related services becoming available if there is an increase in physical transmission capacity into the power pool,

·	the extended operation of nuclear generating plants located in adjacent markets or the resumption of generation by nuclear facilities that are currently out of service,

·	weather conditions prevailing in the province of Ontario where the wind power will be generated initially,

·	the possibility of a reduction in the projected rate of growth in electricity usage as a result of factors such as regional economic conditions and the implementation of conservation programs, and

·	our ability to negotiate successfully and enter into advantageous contracts for sales of our electric energy.

We need to manage growth in operations to maximize our potential growth.  Our failure to manage growth will cause a disruption of our operations resulting in the failure to generate revenue.

In order to maximize potential growth in the wind power markets, we must focus on the growth of our joint venture. We must be able to expand our development activities to locate sites to generate wind power, as well as explore outlets for the sale of electricity generated. This expansion will place a significant strain on our management team and our operational, accounting and information systems. We expect that we will need to continue to improve our financial controls, operating procedures and management information systems. We will also need to effectively hire, train, motivate and manage our employees. Our failure to properly manage our growth could disrupt our operations and ultimately prevent us from generating the revenues we expect.

Our operating results may be adversely affected by the uncertain geopolitical environment and unfavorable factors affecting economic and market conditions.

Adverse factors affecting economic conditions worldwide have contributed to a general inconsistency in the power industry and may continue to adversely impact our business, resulting in:

·	reduced demand for electricity as a result of a decrease in spending by customers and potential customers

·	increased price competition for electricity, and

·	higher overhead costs as a percentage of revenues.

Terrorist and military actions may continue to put pressure on economic conditions. If such an attack should occur or if the economic and market conditions could  deteriorate as a result of a terrorist attack, we may experience a material adverse impact on our business, operating results, and financial condition as a consequence of the above factors or otherwise.

It is unlikely that we will be able to sustain profitability in the future.

We have incurred significant losses to date and there can be no assurance that we will be able to reverse this trend.  Even if we are able to successfully launch our new business, there can be no assurance that we will be able to generate revenues to operate profitably.

Conflicts of interests may develop with Zero Emission

Dr. Stuckmann  has  interests in several other companies engaged in wind power exploration or development  which have been acquired by Wind Works.  The acquisitions were not negotiated at arm’s length.

However, we believe that the consideration paid for these projects is equivalent to what would be paid for similarly situated projects.   We have not implemented any corporate policy with respect to handling potential conflicts of interest.  However, Dr. Stuckmann has indicated that before Zero Emission undertakes a new project, that the new project will first be brought to Wind Works and the Wind Works Board will then vote on whether to pursue the project.

FORWARD LOOKING STATEMENTS

Some of the statements contained in this Form 8-K that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Form 8-K, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	Our ability to attract and retain management, and to integrate and maintain technical information and management information systems;
•	Our ability to raise capital when needed and on acceptable terms and conditions;
•	The intensity of competition; and
•	General economic conditions.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

 AND RESULTS OF OPERATIONS.

Introduction

With the acquisition of Zero Emission, our focus is  developing wind farms.  The financial information set forth below represents the operations of Zero Emission.

Consolidated Statement of Operations for the Period Ended November 30,  2009 and  period ended December 31, 2008 and Cumulative May 18, 2008  (“Inception”) to November 30, 2009.

FYI:   I still have not  received a copy of the final audited financials.  I’ll assume that this disclosure is accurate

Revenues:

Since inception,  Zero Emission has not generated any revenues.  Cost and expenses incurred to date are related directly to wind turbine start-up costs.  For the 11 months ended November 30, 2009,  total expenses were $80,065 as compared to $1,150 for the period from inception (May 2, 2008) to December 31, 2008.  Total expenses from Inception (May 2, 2008) to November 30, 2009 were $81,215.  We had a net loss for the period ended  November 30, 2009 of $<80,065>  and a net loss of $<81,215> since Inception.

Assets and Liabilities:

At November 30, 2009 we had current assets of $3,908.   We did not have any cash or accounts receivable on December 31, 2008.  At November 30, 2009 we had current liabilities of $20,132 and a working capital deficit of $16,224. We also had long term assets totalling $45,009.   At December 31, 2008 we had $99,850 due from an equity member of Zero Emission.  It should be noted that our balance sheets assets have been reported using US GAAP. Management believes that the fair market value of the wind farms is significantly greater than reported in the Zero Emission financial statements.

Zero Emission does not have sufficient assets to fund development of its wind parks and will need to rely on other funding sources to continue its operations.  Any cash infusion that we receive will be used in furtherance of developing our wind power programs.

Off-Balance Sheet Arrangements

     We have not entered  into any  off-balance  sheet  arrangements.  We do not anticipate entering into any off-balance sheet arrangements  during the next 12 months.

                             DIRECTORS AND EXECUTIVE OFFICERS

The following individuals served as officers and directors of Zero Emission  and serve as officers and/or directors of Wind Works.

Dr. Ingo Stuckmann  serves as our chief executive officer, president and serves on our Board of Directors.  Dr. Stuckmann received a Ph.D. in Natural Sciences from the University of Heidelberg.  Thereafter, he conducted research at Harvard University.  In 2002, Dr. Stuckmann  joined Energy Farming International, a wind farm financing and construction company based in Germany. During his tenure,  wind farm projects were developed in both Spain  and the United States.   In 2007, Energy Farming International merged with Seeba Energy Farming Group  at which time Dr. Stuckman served as a principal of the merged entity.   SeeBa Energy Farming Group has approximately 80 employees and is involved in the planning and development of  wind farms throughout the world.  In 2008, Dr. Ingo co-founded Zero Emission People LLC for wind energy development in North America.  Dr. Stuckmann also serves as a principal of Global Wind Harvest LLC and  Sunbeam LLC, entities in which  Zero Emission has  entered into joint ventures for the ownership of various wind farms.

Dr. Thomas Tschiesche, Ph.D.,  serves on our Board of Directors.   Dr. Tschiesche received a Master of Science in Mechanical Engineering from the University of Washington, Seattle and a Ph.D. from the University of Duisburg. He  served over five years as general manager at Nordex, a  leading wind turbine manufacturer. Nordex has developed over  100 wind farm projects throughout the world including projects in  Pennsylvania, California, Germany, Spain, Greece, Turkey, Egypt, and China.   In 2002 serving as its CEO, Dr. Tschiesche   co-founded Energy Farming International, a company organized for wind farm financing and construction.  Energy Farming International merged with Seeba Energy Farming Group in 2007 where he also serves as a Principal of the merged entity.  In 2008, Thomas co-founded Zero Emission People LLC for wind energy development in North America.   Dr. Tschiesche is an affiliate of both Global Wind Harvest and Sunbeam LLC.

EXECUTIVE COMPENSATION AND EQUITY OWNERSHIP

Prior to joining Wind Works as our chief executive officer, Dr. Stuckmann did not receive any compensation or consulting fees from Wind Works.  Similarly, Dr. Tschiesche did not receive any form of compensation.  As of the date hereof,  we have not determined  the compensation that Dr. Stuckmann will receive as our chief executive officer.  He has however been issued  300,000  stock options exercisable at $0.85 per share

As a result of our acquisition of Zero Emission People Dr. Stuckmann was issued _2,000,000 restricted  shares of our common stock and Dr. Tschiesche was issued _2,000,000 restricted shares of our common stock.   Both Dr. Stuckmann and Dr. Tschiesche will receive additional shares of our common stock as a result of the acquisitions of various wind farms from  both Global Wind Harvest and Sunbeam LLC.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Related Transactions

Dr. Stuckmann and Dr. Tschiesche are affiliates of    Global Wind Harvest LLC and Sunbeam LLC.   As the chief executive officer of Zero Emission and Wind Works, Dr. Stuckmann acquired equity interests in a total of nine wind farms from Sunbeam LLC and Global Wind Harvest LLC.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01

Item 4.01  Changes in Registrants’ Certifying Accountant.

     Information required by Item 304 of Regulation S-B.

On  January 4, 2010, Cinnamon Jang Willoughby & Company (the  "Former Accountant"), merged with Meyners Norris Penny LLP, Chartered Accountants.  For reporting purposes we have treated this merger as a resignation of our Former Accountant and the appointment of Meyers Norris Penny LLP as our new Certifying Accountant.

The reports of the Former Accountant on the Company's financial  statements for either of the past two years did not contain any adverse opinion or disclaimer of opinion, nor were they modified as to uncertainty, audit scope, or accounting principles.

The Company's decision to accept the resignation of the Former Accountant was approved by the Company's Board of Directors.

There were no disagreements with the Former Accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of the Former Accountant would have caused it to make reference to the subject matter of the disagreement in its report on the financial statements for such year.

During the two most recent fiscal years and through the date of the Former

Accountant's resignation there have been no reportable events (as defined in

Regulation S-B Item 304(a)(1)(iv)).

On January 1, 2010, the Company engaged Meyers Norris Penny LLP, Chartered

Accountants, as its independent auditor and independent certified public accountant.

Item 9.01 Financial Statements and Exhibits.

(a) Financial statements of business acquired.

(b) Pro forma financial information.

(c) Exhibits

Exhibit Number

10.1

Share Exchange Agreement entered into between Wind Works and Zero Emission

Filed as an exhibit to the Company’s Form 8-k filed with the SEC on October 30, 2009.

10.2

Addendum to Share Exchange Agreement

0.1

Financial Statements

0.2

Pro Forma Consolidated Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   February 2,  2010

Wind Works Power Corp.
By:	/s/W. Ingo Stuckmann
Ingo Stuckmann, CEO